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                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                              KEMMERLING, JAMES L.
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   (Last)                           (First)             (Middle)

                               1125 Easthill Place
--------------------------------------------------------------------------------
                                    (Street)

                              Wausau, WI 54403-9219
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Badger Paper Mills, Inc./BPMI

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                October 17, 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________



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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                         6.
                                                         4.                               5.             Owner-
                                                         Securities Acquired (A) or       Amount of      ship
                             2.            3.            Disposed of (D)                  Securities     Form:      7.
                             Transaction   Transaction   (Instr. 3, 4 and 5)              Beneficially   Direct     Nature of
                             Date          Code          ------------------------------   Owned at End   (D) or     Indirect
1.                           (Month/       (Instr. 8)                    (A)              of Month       Indirect   Beneficial
Title of Security            Day/          ------------      Amount      or    Price      (Instr. 3      (I)        Ownership
(Instr. 3)                   Year)          Code     V                   (D)              and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/17/02      A                 299         A     $6.70      15,278         D
------------------------------------------------------------------------------------------------------------------------------

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==============================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
unless the form displays a currently valid OMB                   SEC 1474 (9-02)
control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                                  Owner-
                                                                                                       9.         ship
                                                                                                       Number     Form
             2.                                                                                        of         of
             Conver-                     5.                                7.                          Deriv-     Deriv-   11.
             sion                        Number of                         Title and Amount            ative      ative    Nature
             or                          Derivative     6.                 of Underlying      8.       Secur-     Secur-   of
             Exer-              4.       Securities     Date               Securities         Price    ities      ity:     In-
             cise     3.        Trans-   Acquired (A)   Exercisable and    (Instr. 3 and 4)   of       Benefi-    Direct   direct
             Price    Trans-    action   or Disposed    Expiration Date    ----------------   Deriv-   cially     (D) or   Bene-
1.           of       action    Code     of(D)          (Month/Day/Year)             Amount   ative    Owned      In-      ficial
Title of     Deriv-   Date      (Instr   (Instr. 3,     ----------------             or       Secur-   at End     direct   Owner-
Derivative   ative    (Month/   8)       4 and 5)       Date     Expira-             Number   ity      of Month   (I)      ship
Security     Secur-   Day/      ------   ------------   Exer-    tion                of       (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)   ity      Year)     Code V    (A)   (D)     cisable  Date      Title     Shares   5)       4)         4)       4)
----------------------------------------------------------------------------------------------------------------------------------

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==================================================================================================================================

Explanation of Responses:



/s/ James L. Kemerling                                           10/17/02
---------------------------------------------            -----------------------
** Signature of Reporting Person                                   Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.